NATIONAL HOLDINGS CORPORATION
2013 OMNIBUS INCENTIVE PLAN

Restricted Stock Unit Agreement

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is between National Holdings Corporation, a Delaware corporation (the “Company”), and _________________ the (“Participant”) is made pursuant and subject to the provisions of the Company’s 2013 Omnibus Incentive Plan (the “Plan”), a copy of which is attached hereto. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.
1.    Grant of Restricted Stock Units. Pursuant to the Plan, the Company granted to the Participant _________ Restricted Stock Units, each Restricted Stock Unit corresponding to one share of the Common Stock of the Company (this “Award”). Subject to the terms and conditions of the Plan, each Restricted Stock Unit represents an unsecured promise of the Company to deliver, and the right of the Participant to receive, one share of the Common Stock of the Company at the time and on the terms and conditions set forth herein. As a holder of Restricted Stock Units, the Participant has only the rights of a general unsecured creditor of the Company.
2.    Terms and Conditions. This Award is subject to the following terms and conditions:
(a)    Expiration Date. In no event shall the Expiration Date be later than 10 years from the Date of Grant.
(b)    Upon Death of the Participant. In the event the Participant’s employment or service with the Company and/or its Affiliates is terminated as a result of the Participant’s death, the Restricted Stock Units shall become earned and payable in full, to the extent not then previously earned and payable, provided the Participant has been continuously employed by, or providing services to, the Company or an Affiliate from the Date of Grant until the Participant’s death.
(c)    Change in Control. Notwithstanding Section 14.05 of the Plan, the Restricted Stock Units shall become earned and vest immediately, payable in accordance with the Distribution schedules described herein this Section 2(e), as a result of a Change in Control.
(d)    Vesting Date. Outstanding Restricted Stock Units shall be forfeitable until they become earned and payable per vesting schedule. Each date upon which the respective Restricted Stock Units become earned and payable shall be referred to as a “Vesting Date” with respect to such number of Restricted Stock Units.
(e)    Settlement of Award. Subject to the terms of this Section 2 and Section 3 below, the Company shall issue (in book form) to the Participant one share of Common Stock for each Restricted Stock Unit that has become earned and payable under per vesting schedule as noted in the following distribution schedules.
Distribution schedules (based on vesting month):

◦	January, April, July – the following month end payroll (February, May, and August).

◦	February, May, August – the payroll at the end of the month in which vesting occurs.

◦	March, June, September – the payroll at the end of the month in which vesting occurs.

◦	October, November, December – December month end payroll.
Income taxes due from the vesting of shares will be satisfied by either the withholding of shares (Withhold to Cover “WC”), or the sale of shares (Sell to Cover “SC”) equal in value to the participants tax liability as calculated by Computershare, the Company’s plan administrator.
The decision as to the method of satisfying these liabilities will be made by the Company. It is important to note that no cash outlay will be required by the participant regardless of whether WC or SC decisions are made and there is no change to the net entitlement (number of shares delivered) as a result of the decision to WC or SC.
3.    Termination of Award. Notwithstanding any other provision of this Agreement, outstanding Restricted Stock Units that have not become earned and payable prior to the Expiration Date shall expire and may not become earned and payable after such time. Additionally, subject to Section 2(b) of this Agreement, any Restricted Stock Units that have not become earned and payable on or before the termination of the Participant’s employment with the Company and any Affiliate for any reason other than death (including due to Disability, Retirement, resignation or termination by the Company), shall expire and may not become earned and payable after such time.
4.    Shareholder Rights. Except as set forth in Section 6 below, the Participant shall not have any rights as a shareholder with respect to shares of Common Stock subject to any Restricted Stock Units until issuance of the shares of Common Stock. The Company may include on any certificates or notations representing shares of Common Stock issued pursuant to this Award such legends referring to any representations, restrictions or any other applicable statements as the Company, in its discretion, shall deem appropriate.
5.    Transferability. This Award is nontransferable except by will or the laws of descent and distribution. If this Award is transferred by will or the laws of descent and distribution, the Award must be transferred in its entirety to the same person or persons or entity or entities.
6.    Change in Capital Structure. The terms of this Award shall be adjusted in accordance with the terms and conditions of the Plan as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock splits, subdivisions or consolidations of shares or other similar changes in capitalization.
7.    No Right to Continued Employment or Service. Neither the Plan, the granting of this Award nor any other action taken pursuant to the Plan or this Award constitutes or is evidence of any agreement or understanding, express or implied, that the Company or any Affiliate will retain the Participant as an employee or other service provider for any period of time or at any particular rate of compensation.
8.    Agreement to Terms of Plan and Agreement. The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions.
9.    Tax Consequences. The Participant acknowledges that (i) there may be tax consequences upon acquisition or disposition of the shares of Common Stock issued pursuant to this Award and (ii) Participant should consult a tax adviser prior to such acquisition or disposition or receipt. The Participant is solely responsible for determining the tax consequences of the Award and for satisfying the Participant’s tax obligations with respect to the Award (including, but not limited to, any income or excise taxes resulting from the application of Code Section 409A), and the Company shall not be liable if this Award is subject to Code Section 409A.
10.    Fractional Shares. A fractional share of Common Stock shall not be deliverable when an Award of Restricted Stock Units is earned, but a cash payment will be made in lieu thereof to the participant’s federal tax withholding if applicable.
11.    Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the distributees, legatees and personal representatives of the Participant and the successors of the Company.
12.    Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.
13.    Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.
14.    Miscellaneous. The parties agree to execute such further instruments and take such further actions as may be necessary to carry out the intent of the Plan and this Agreement. This Agreement and the Plan shall constitute the entire agreement of the parties with respect to the subject matter hereof.
15.    Section 409A. Notwithstanding any other provision of this Agreement, it is intended that payments hereunder will not be considered deferred compensation within the meaning of Section 409A of the Code. For purposes of this Agreement, all rights to payments hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. Payments hereunder are intended to satisfy the exemption from Section 409A of the Code for “short-term deferrals.” Notwithstanding the preceding, neither the Company nor any Affiliate shall be liable to the Participant or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any payments hereunder are subject to taxes, penalties or interest as a result of failing to be exempt from, or comply with, Section 409A of the Code.
16.    Governing Law. This Agreement shall be governed by the laws of the State of Delaware, except to the extent federal law applies.
IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his signature hereto.
COMPANY:
NATIONAL HOLDINGS CORPORATION
By:
Name:
Title:
PARTICIPANT: